UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 2 )


                               Network Peripherals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, Par Value .001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   64121R 10 0
                           --------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)

---------------------------------------                                        --------------------------------------
CUSIP NO. 64121R 10 0                                    13G                             Page 2 of 5 Pages
---------------------------------------                                        --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Pauline Lo Alker

----------- ---------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                        (a)  [ ]
                                                                                                        (b)  [ ]
----------- ---------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

----------- ---------------------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

        NUMBER OF                     641,000
         SHARES            ---------- -------------------------------------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER
        OWNED BY
         BY EACH                      0
        REPORTING          ---------- -------------------------------------------------------------------------------
         PERSON                7      SOLE DISPOSITIVE POWER
          WITH
                                      641,000
                           ---------- -------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
-------------------------- ---------- -------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            641,000
----------- ---------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            [ ]
----------- ---------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.25%
 ---------- ---------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

            Individual
----------- ---------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 64121R 10 0                13G                       Page 3 of 5 pages

Item 1.

         (a)   Name of Issuer:  Network Peripherals

         (b)   Address of Issuer's Principal Executive Offices:

               1371 McCarthy Blvd.,  Milpitas, CA 95035

Item 2.

         (a)   Name of Person Filing:  Pauline Lo Alker

         (b)   Address of Principal Business Officer or, if none, Residence:

               c/o: Network Peripherals, 1371 McCarthy Blvd., Milpitas, CA 95035

         (c)   Citizenship:  United States

         (d)   Title of Class of Securities:  Common Stock, $.001 par value

         (e)   CUSIP Number:   64121R 10 0

Item 3.        Status of Person Filing:  Individual

Item 4.        Ownership:

         (a)   Amount Beneficially Owned:  641,000

         (b)   Percent of Class:  5.25%

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:  641,000

               (ii)  shared power to vote or to direct the vote:  0

               (iii) sole power to dispose or to direct the disposition of:
                     641,000

               (iv)  shared power to dispose or to direct the disposition of: 0

               Pauline Lo Alker disclaims beneficial ownership of 36,000 shares held by a trust for the benefit of Mrs. Alker's child.

Item 5.        Ownership of Five Percent or Less of a Class

               N/A

CUSIP NO. 64121R 10 0                13G                       Page 4 of 5 pages



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of the Group

         N/A

Item 10. Certification

         Not applicable.

CUSIP NO. 64121R 10 0                13G                       Page 5 of 5 pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  Feb 10         , 1998
       --------------

                                                  /s/ Pauline Lo Alker
                                                  ------------------------------